EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-39618 and 333-62685) of SportsLine.com, Inc. and in the related Prospectus, and in the Registration Statements (Form S-8 Nos. 333-43746, 333-46021, 333-46023, 333-46029, 333-57821, 333-33650 and 333-33654) pertaining to the SportsLine.com, Inc. 1997 Incentive Compensation Plan, 1997 Employee Stock Purchase Plan and 1995 Stock Option Plan and certain other options and warrants, of our report dated January 30, 2004 (except for the 1st paragraph of Note 14, as to which the date is May 31, 2004, the 11th paragraph of Note 12, as to which the date is July 13, 2004, the 12th paragraph of Note 12, as to which the date is July 19, 2004, the 2nd paragraph of Note 14, as to which the date is July 30, 2004, the 3rd paragraph of Note 14, as to which the date is August 1, 2004, and the 13th paragraph of Note 12, as to which the date is August 9, 2004), with respect to the consolidated financial statements of SportsLine.com, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Certified Public Accountants

Ft. Lauderdale, Florida

November 5, 2004